Exhibit 5.1

[LETTERHEAD OF COOLEY GODWARD KRONISH LLP]

T: (858) 550-6015
jadams@cooley.com

March 30, 2006

TorreyPines Therapeutics, Inc.
11085 North Torrey Pines Road, Suite 300
La Jolla, CA  92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TorreyPines Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the registration for resale of up to 9,858,863 shares of the Company’s Common Stock, par value $0.001, on behalf of certain selling stockholders, including 8,358,863 shares of Common Stock  (the “Shares”) and up to 1,500,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Warrants, the Company’s Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon a certificate of an officer of the Company.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

/s/ Jane K. Adams
Jane K. Adams